EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Reports Quarterly Record Earnings

Q2 diluted EPS up 30% on 10% net sales growth;
Year-to-date diluted EPS rise 29% on 9% sales gain;
Company raises 2006 full-year outlook

        MINNEAPOLIS, Minn., Aug. 1, 2006—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported record quarterly net earnings of $9.2 million, or $0.48 per diluted share, on net sales of $151.0 million for its second quarter ended June 30, 2006. Tennant reported net earnings in the comparable 2005 period of $6.7 million, or $0.37 per diluted share, on net sales of $137.1 million. The 2006 second quarter earnings include $0.01 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). All earnings per share data have been adjusted to reflect a two-for-one stock split effective July 26, 2006.

        For the six months ended June 30, 2006, Tennant reported net earnings of $13.6 million, or $0.72 per diluted share, on net sales of $286.4 million. In the comparable 2005 period, the company reported net earnings of $10.2 million, or $0.56 per diluted share, on net sales of $263.1 million. The 2006 first half earnings include $0.02 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R).

        “We are pleased with the company’s continued top- and bottom-line growth, resulting in record earnings,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “Our combined efforts to generate growth across all of our businesses and improve our operational efficiency significantly enhanced our financial performance for the second quarter and first half of 2006. Looking ahead, we believe we are in the early stages of benefiting from our strategic initiatives.”

        The company remains focused on its five corporate priorities: expanding market coverage and establishing a manufacturing base in China; building a global, low-cost sourcing platform; implementing lean manufacturing initiatives; employing continuous process improvement; and growing revenues through innovative product and service solutions, as well as through other international market expansion.

2 — Tennant Reports 2006 Second Quarter Results

        Highlighting recent developments in these areas, Killingstad said: “The ramp-up of our China facility is on schedule, and production at this site has already begun. In addition, we are encouraged by the initial, enthusiastic response to our newly launched M20 Scrubber-Sweeper, which is the cleaning industry’s first-ever integrated scrubber-sweeper product. This is just one of many innovative, new products that we will introduce this year.”

Review of Results

        Tennant’s consolidated net sales for the 2006 second quarter rose 10.1 percent compared with the 2005 second quarter. The sales gain was driven by higher volume growth in all of the company’s geographic areas, as well as by price increases. The net impact of foreign currency exchange on consolidated net sales was negligible in the quarter. For the year to date, consolidated net sales increased 8.9 percent compared with the first six months of 2005, with unfavorable foreign currency exchange effects reducing 2006 net sales in the first half by approximately 1 percent.

        In North America, 2006 second quarter net sales totaled a record $101.1 million, up 9.3 percent from the 2005 second quarter. Higher sales volumes for equipment, service, parts and consumables, as well as price increases, contributed to the results. In particular, sales of equipment for industrial applications sold through Tennant’s direct sales channel and national accounts channel generated most of the growth. For the first six months of 2006, net sales in North America increased 9.0 percent to $191.1 million. Favorable foreign currency exchange effects added approximately 1 percent to net sales for the quarter and first half of 2006.

        In Europe, second quarter net sales totaled $35.1 million, up 14.3 percent compared with the 2005 second quarter. Contributing to the growth in Europe was higher equipment volumes, as well as increased service, parts and consumables, due to expanded market coverage. Sales in France and Italy were especially strong during the quarter. There was virtually no foreign currency exchange impact on sales in Europe for the quarter. For the year to date, net sales in Europe grew 9.8 percent to $67.4 million compared with the prior year period. Unfavorable foreign currency exchange effects lowered net sales by approximately 5 percent in Europe for the first half of 2006.

        In Tennant’s other international markets, 2006 second quarter net sales rose 6.5 percent to $14.8 million compared with the 2005 second quarter. Unfavorable foreign currency exchange rates lowered net sales by approximately 2 percent in the 2006 second quarter. For the year to date, net sales in other international markets totaled $27.9 million, a 5.7 percent increase versus the first half of 2005. Unfavorable foreign currency exchange effects lowered net sales by approximately 3 percent in other international markets in the first half of 2006.

        Gross profit margin was 43.6 percent for the 2006 second quarter, up from 42.6 percent in the 2005 second quarter. Gross profit margin also improved compared to 41.9 percent in the 2006 first quarter. Higher material and transportation costs, and unfavorable foreign currency exchange effects, were more than offset by price increases and operating efficiencies. For the first six months of 2006, the gross profit margin was 42.8 percent compared with 42.7 percent in the first half of last year.

3 — Tennant Reports 2006 Second Quarter Results

        Operating profit for the 2006 second quarter rose 16.7 percent to $12.6 million compared with the 2005 second quarter. The second quarter operating profit was favorably impacted by continued sales growth and manufacturing efficiencies. Tennant’s research and development expenses were 3.7 percent of net sales, within the company’s stated range, and consisted of planned investments in new products. For the year to date, Tennant has spent approximately $1 million pretax, or $0.04 per diluted share, on its previously disclosed China strategy and global footprint consolidation. For the first six months of 2006, operating profit rose 14.2 percent to $19.3 million.

Business Outlook

        “Our performance in the first half of 2006 exceeded our expectations and, as a result, we are raising our full-year outlook,” said Killingstad.

        For the 2006 year, Tennant now anticipates earnings per diluted share on a post-split basis to range from $1.30 to $1.42, including $0.03 to $0.05 per diluted share for stock option expense as a result of the adoption of SFAS 123(R) and approximately $0.03 per diluted share for integration costs related to the July 3, 2006 acquisition of Hofmans Machinefabriek. This outlook also includes approximately $2.8 million pretax, or $0.12 per diluted share, of expense related to the company’s China expansion and global manufacturing footprint rationalization initiative. This decrease from the company’s previous estimate of $3.6 million pretax, or $0.17 per diluted share for the China expansion and footprint rationalization initiatives, is due primarily to an overall reduction in China expansion costs resulting from expense management, coupled with the deferral of certain expenses into 2007. Full-year earnings per diluted share in 2005 totaled $1.26.

        In connection with the manufacturing footprint consolidation, Tennant anticipates selling its Maple Grove, Minn., facility. While the company cannot estimate the impact of this sale on its results because of the uncertainty of the transaction price and timing, the company does anticipate a substantial gain on the sale.

Conference Call Today

        Tennant will host a conference call to discuss its quarterly results today, August 1, 2006, at 10 a.m. Central Time. The conference call will be available via webcast on the investor portion of Tennant’s Web site. To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile

        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

4 — Tennant Reports 2006 Second Quarter Results

Forward-Looking Statements

        Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004 and the adoption of SFAS 123(R), including the timing and method of stock option exercises; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; our ability to transition management smoothly into new senior leadership roles; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

        We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

        We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net sales	$151.0	$137.1	$286.4	$263.1
Cost of sales	85.2	78.7	163.8	150.7

Gross profit	65.8	58.4	122.6	112.4

Gross margin	43.6%	42.6%	42.8%	42.7%

Research and development expenses	5.6	4.5	10.6	8.9
Selling and administrative expenses	47.6	43.1	92.7	86.6

Total operating expenses	53.2	47.6	103.3	95.5

Profit (loss) from operations	12.6	10.8	19.3	16.9
Operating margin	8.3%	7.9%	6.7%	6.4%

Interest income, net	0.7	0.3	1.2	0.4
Other (expense) income	0.1	(0.3)	0.1	(0.7)

Earnings (loss) before income taxes	13.4	10.8	20.6	16.6
Income tax expense (benefit)	4.2	4.1	7.0	6.4

Net earnings	$9.2	$6.7	$13.6	$10.2

Basic EPS (1)	$0.49	$0.37	$0.73	$0.57

Diluted EPS (1)	$0.48	$0.37	$0.72	$0.56

Average number of diluted shares (1)	18.92	18.14	18.94	18.20

(1)	All earnings per share and shares outstanding data have been adjusted for the 2-for-1 stock split effective July 26, 2006.

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TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	2006	2005
	Jun. 30	Dec. 31	Jun. 30
ASSETS

Cash and cash equivalents	$42.4	$41.3	$22.3
Net receivables	106.9	105.9	89.4
Inventories	55.7	52.7	56.4
Deferred income taxes and other current assets	11.1	11.7	10.4

Total current assets	216.1	211.6	178.5

Net property, plant, and equipment	74.9	72.6	68.4
Deferred income taxes, long-term portion	2.1	1.5	0.5
Goodwill and other intangible assets	24.5	23.8	24.2
Other assets	1.5	2.0	2.2

Total assets	$319.1	$311.5	$273.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.3	$2.2	$1.9
Accounts payable, accrued expenses and deferred revenue	75.9	86.8	70.3

Total current liabilities	78.2	89.0	72.2

Long-term debt	2.1	1.6	1.2
Long-term employee benefits	27.9	27.8	24.9
Shareholders’ equity	210.9	193.1	175.5

Total liabilities and shareholders’ equity	$319.1	$311.5	$273.8

GEOGRAPHICAL NET SALES(2) (Unaudited)

(In millions)	Three Months Ended June 30			Six Months Ended June 30
	2006	2005	% of Change	2006	2005	% of Change
North America	$101.1	$92.5	9.3%	$191.1	$175.3	9.0%
Europe	35.1	30.7	14.3%	67.4	61.4	9.8%
Other International	14.8	13.9	6.5%	27.9	26.4	5.7%

Total	$151.0	$137.1	10.1%	$286.4	$263.1	8.9%

(2)	Net of intercompany sales.

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TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended June 30
	2006	2005
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$13.6	$10.2

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	6.8	6.6
Deferred tax (benefit) expense	(0.5)	1.4
Changes in operating assets and liabilities:
Accounts receivable	(1.5)	8.5
Inventory	(1.1)	(3.3)
Accounts payable, accrued expenses and deferred revenue	(10.5)	(2.1)
Other current/noncurrent assets and liabilities	1.2	(3.9)
Other, net	3.9	1.5

Net cash flows related to operating activities	11.9	18.9

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8.7)	(8.3)
Sale of short-term investments	—	6.1
Proceeds from disposals of property, plant and equipment	0.4	1.1

Net cash flows related to investing activities	(8.3)	(1.1)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	—	(0.5)
Payment of long-term debt and capital leases	(0.9)	(5.0)
Proceeds from employee stock issuances	4.4	0.7
Tax benefit on stock plans	0.7	—
Purchases of common stock	(2.6)	(3.2)
Dividends to shareholders	(4.1)	(4.0)

Net cash flows related to financing activities	(2.5)	(12.0)

Effect of exchange rates on cash	—	(0.3)

Net increase (decrease) in cash and cash equivalents	1.1	5.5

Cash and cash equivalents at beginning of year	41.3	16.8

Cash and cash equivalents at end of period	$42.4	$22.3

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